Exhibit 23.4

2100 ROSS AVENUE
SUITE 600
DALLAS, TEXAS 75201
PHONE (214) 754-7090
FAX (214) 754-7092

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, Haas Petroleum Engineering Services, Inc. hereby consents to all references to our firm included in or made a part of this EXCO Resources, Inc. Registration Statement on Form S-3 and any amendments thereto and further consents to the incorporation by reference in this EXCO Resources, Inc. Registration Statement on Form S-3 and any amendments thereto of information from our reserve report dated January 7, 2010 on the estimated proved oil and natural gas reserve quantities of EXCO Resources, Inc. and its consolidated subsidiaries presented as of December 31, 2009.

/s/ Haas Petroleum Engineering Services, Inc.
Haas Petroleum Engineering Services, Inc.

Dallas, Texas
April 16, 2010